Exhibit 99.1

news release

August 3, 2011

Employers Holdings, Inc. Reports Second Quarter Earnings and Announces Third Quarter Dividend

Key Highlights

(Q 2, 2011 compared to Q 2, 2010 except where noted)

•	Net written premiums of $106 million; up 43%

•	Net premiums earned of $88 million; up 13%

•	Increase in payroll exposures of 5.6%

•	Increase in final audit premium of $4.5 million

•	Rate of decline in net rate improved to 1% in the first six months of 2011 versus 4% year over year

•	Positive net rate change in California of 10%

•	Total revenues of $110 million, up 10%

•	Book value per share growth of 3% from $22.08 at December 31, 2010 to $22.73 at June 30, 2011

Reno, NV—August 3, 2011—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported second quarter 2011 net income of $8.3 million or $0.21 per diluted share compared with $16.5 million or $0.39 per diluted share in the second quarter of 2010, a decrease of $8.2 million or $0.18 per share.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $4.0 million or $0.10 per diluted share in the second quarter of 2011 compared with $12.1 million or $0.29 per diluted share in the second quarter of 2010.

In the second quarter of 2011, the Company had a calendar year combined ratio of 116.2% (121.0% before the LPT), an increase of 14.3 percentage points from the second quarter of 2010 combined ratio of 101.9% (107.4% before the LPT). On an accident quarter basis, the Company had a combined ratio before the LPT of 121.4% in the second quarter of 2011 compared to 114.4% in the second quarter of 2010.

Douglas D. Dirks, President and Chief Executive Officer of EHI, commented: “Positives in the quarter include substantive year-over-year increases of 43.2% in written premium and 12.6% in earned premium, both resulting from the implementation of our strategies to grow agents and policies. We added 8,705 policies since June 30, 2010 for a twelve-month policy count increase of 20.1%. We have also added over 730 producers in the last year.”

“Another positive note is that our total payroll exposure increased 5.6% since June 30, 2010 and 9.3% since December 31, 2010. This represents the first year-over-year increase in our payroll exposure since the acquisition of AmCOMP, Inc. in 2008. Our net rate, which is defined as total premium in-force divided by total insured payroll, declined 4% since June 30, 2010. Net rate decreased just one percent year to date in 2011, largely as a result of the positive net rate increase in California.”

Dirks continued: “Loss trends in the second quarter were largely unchanged from the first quarter of this year with the slight increase in the second quarter current accident year loss provision rate primarily attributable to assigned risk experience and continuing loss cost trends in California. Overall losses for prior periods on a cumulative basis were stable. Our calendar year combined ratio for the second quarter was approximately 14 points higher than for the second quarter of 2010. Nearly half of the difference in the combined ratio is attributable to a difference in favorable prior period reserve development – the combined ratio in the second quarter of 2011 included no prior period favorable reserve development for voluntary business – compared with $5.5 million of favorable development in the second quarter of 2010. The remainder of the difference was attributable to an increase in our provision rate for current accident year losses relative to the second quarter of 2010. Underwriting and other operating expenses were generally stable relative to last year’s second quarter, but these expenses as a percentage of net premiums earned declined 2.3 percentage points in this year’s second quarter, only partially offsetting the increased loss ratios.”

Dirks concluded: “As I have said in past quarters, the current workers’ compensation market is characterized by a unique set of challenges – a slow but stabilizing economy, historically low yields on investments, and continuing price competition. Given these operating conditions, we have made difficult decisions to reduce staffing and have successfully reduced underwriting and other operating costs. We have improved and expanded service delivery through technology, increased our number of agents, and expanded unique strategic alliances and programs. We have responded to increasing loss cost trends in California and nationally by providing for current accident year losses at rates higher than historic norms. We continue to focus on loss trends in California as we recently received approval for an average pure premium rate increase of 3.9% effective September 15th of this year. In the second quarter, our strong capital base enabled us to repurchase 763,300 common shares at a cost of $12.5 million. We grew adjusted book value per share 2.9% since year-end 2010 largely because of accretive share repurchases. Our growth initiatives are yielding the results we anticipated. Looking forward, we see opportunities for the Company to continue to expand its presence in the 30 states in which we operate.”

Second Quarter, 2011

Net premiums written of $105.6 million increased 43.2% in the second quarter of 2011 compared to the second quarter of 2010. Net premiums earned increased 12.6% to $88.1 million in the second quarter of 2011 from $78.2 million in 2010. Final audit results increased net premiums earned by $4.5 million in the second quarter compared to the same period of 2010. Policy count at June 30, 2011 increased 20.1% to 52,038 from 43,333 at June 30, 2010.

Net investment income of $20.3 million decreased 1.7% in the second quarter of 2011 due to a 0.1% decrease in the average pre-tax book yield compared to the same period in 2010. The average book yield in the second quarter of 2011 was 4.1% and the tax-equivalent yield on invested assets was 5.2% compared with 4.2% and 5.5%, respectively, in the same periods last year.

Realized gains on investments in the second quarter of 2011 were $1.1 million compared to $0.4 million in the second quarter of 2010.

Losses and LAE increased 42.4% to $64.2 million in the second quarter of 2011 from $45.0 million in the same period in 2010. Losses and LAE before the LPT increased 38.4% to $68.4 million in the second quarter of 2011 from $49.4 million in the second quarter of 2010. These increases were largely the result of only $0.4 million of favorable prior accident year development in the second quarter of 2011, all related to assigned risk business, compared with $5.5 million in the second quarter of 2010, and an increase in the current accident year loss estimate.

In the second quarter of 2011, commission expense increased 21.2% to $11.1 million from $9.2 million in the second quarter of 2010 as a result of higher net premiums earned.

Dividends to policyholders of $0.9 million increased $0.6 million relative to the prior year’s quarter.

Second quarter underwriting and other operating expenses increased 4.2% to $26.2 million from $25.1 million in the same period of 2010. Premium taxes and assessments increased $2.6 million, but were partially offset by a decrease in compensation expense.

The Company recorded an income tax benefit of $2.0 million in the second quarter of 2011 compared to an income tax expense of $1.6 million in the second quarter of 2010. The effective tax rate was (32.0%) in the second quarter of 2011 compared to 9.0% for the same period of 2010. The increased tax benefit was primarily due to an increase in tax exempt income as a percentage of pretax net income to approximately 128% in the second quarter of 2011 compared with 44% in the second quarter of 2010, and the impact of the deferred reinsurance gain – LPT Agreement.

During the second quarter, the operating companies paid $67.4 million in ordinary dividends to the holding company. Common stock repurchases in the quarter totaled 763,300 shares at an average price of $16.34 for a total of $12.5 million.

Year-to-Date 2011

Net premiums earned of $170.6 million in the first six months of the year increased 8.3% from $157.5 million in the same period of 2010. Final audits increased net earned premiums by $15.7 million for the six months ended June 30, 2011, compared to the same period of 2010.

In the first six months of this year, net investment income of $40.8 million decreased 2.6% from $41.9 million in the first six months of 2010, largely due to a 0.2% decrease in the average pre-tax book yield. Realized gains on investments were $1.3 million in the first six months of this year compared with $0.9 million for the six months ended June 30, 2010.

Losses and LAE increased 44.8% to $123.6 million in the first six months of 2011 from $85.3 million for the same period in 2010. Before the impact of the LPT, losses and LAE totaled $132.4 million and $94.1 million for the six months ended June 30, 2011 and 2010, respectively. There was $0.5 million of unfavorable prior accident year loss development in the first six months of this year compared with $16.6 million of favorable development in the first six months of 2010. The small unfavorable development in 2011 was entirely related to assigned risk business. The current period loss provision rate was 77.3% for the first six months of this year compared with 70.3% for the same period last year with the increase primarily related to increasing loss costs in California.

Commission expense for the first six months of 2011 increased 12.2% to $21.4 million from $19.1 million for the same period in 2010 due to higher net premiums earned.

Dividends to policyholders increased slightly to $1.9 million in the first six months of 2011 from $1.8 million in the first six months of 2010.

In the first six months of 2011, underwriting and other operating expenses were $51.9 million compared with $57.4 million in the first six months of 2010, a reduction of $5.5 million or 9.6%. In the first six months of this year, compensation expenses declined $5.8 million and facilities expenses declined $1.1 million, while premium taxes and assessments increased $2.2 million compared to the same period in 2010. The Company incurred one-time restructuring charges of $0.9 million in the first quarter of 2010.

The Company recorded an income tax benefit of $4.4 million for the six months ended June 30, 2011, compared to an income tax expense of $1.1 million for the corresponding period of 2010. The effective tax rate was (35.9%) compared to 3.3% for the same period of 2010. The increased tax benefit was primarily due to an increase in tax exempt interest income as a percentage of pretax net income to 133% in the first six months of this year compared with 48% for the same period in 2010, and the impact of the deferred reinsurance gain – LPT Agreement.

As of June 30, 2011, book value (total stockholders’ equity including the deferred reinsurance gain – LPT Agreement) per share, increased 2.9% to $22.73 from $22.08 at December 31, 2010, largely due to accretive share repurchases.

In November 2010, the EHI Board of Directors authorized a share repurchase program for the repurchase of up to $100 million of the Company’s common stock from November 8, 2010 through June 30, 2012 (the 2011 Program). From inception of the 2011 Program through June 30, 2011, the Company repurchased a total of 2,127,985 shares of common stock at an average price of $16.66 per share, including commissions, for a total of $35.4 million.

The fair market value of invested assets was $2.0 billion at June 30, 2011 with an average pre-tax yield of 4.1%, a tax equivalent yield of 5.2% and a duration of 4.85. A list of portfolio securities by CUSIP as of June 30, 2011 is included in the “Investors” section of EHI’s web site at www.employers.com.

In addition, this week, EHI’s Board of Directors declared a third quarter cash dividend of six cents per share. The dividend is payable on August 30, 2011, to stockholders of record as of August 16, 2011.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call on Thursday, August 4, 2011 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 84802035. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the quarterly period ended June 30, 2011, with the Securities and Exchange Commission (“SEC”) following the call. The Form 10-Q will be available without charge through the EDGAR system at the SEC’s web site and will also be posted on the Company’s web site, www.employers.com, and will be accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined below, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Commission Expense Ratio.    Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Policyholder Dividends Ratio. Policyholder dividends ratio is the ratio (expressed as a percentage) of policyholder dividends expense to net premiums earned.

Underwriting and Other Operating Expenses Ratio.    The underwriting and other operating expenses ratio is the ratio (expressed as a percentage) of underwriting and other operating expenses to net premiums earned.

Combined Ratio.    The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expenses ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement. Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share. Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI’s public filings with the SEC, including the risks detailed in the Company’s Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K, as well as observed levels of increased indemnity claims frequency and severity in California.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including observed levels of increased indemnity claims frequency and severity in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC’s EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.

Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2011 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.

Consolidated Statements of Comprehensive Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Revenues
Gross premiums written	$107,830	$76,421	$211,057	$158,798

Net premiums written	$105,566	$73,725	$206,692	$153,499

Net premiums earned	$88,128	$78,235	$170,555	$157,526
Net investment income	20,306	20,648	40,799	41,903
Realized gains on investments, net	1,102	352	1,336	892
Other income	3	207	123	207

Total revenues	109,539	99,442	212,813	200,528

Expenses
Losses and loss adjustment expenses	64,150	45,045	123,571	85,333
Commission expense	11,119	9,176	21,400	19,081
Dividends to policyholders	914	323	1,926	1,802
Underwriting and other operating expense	26,200	25,143	51,878	57,410
Interest expense	908	1,620	1,825	3,200

Total expenses	103,291	81,307	200,600	166,826

Net income before income taxes	6,248	18,135	12,213	33,702
Income tax expense (benefit)	(2,003)	1,636	(4,383)	1,106

Net income	$8,251	$16,499	$16,596	$32,596

Comprehensive income
Unrealized gains during the period, before taxes	$29,660	$23,318	$25,286	$28,526
Less: reclassification adjustment for realized gains in net income	1,102	352	1,336	892

Other comprehensive income, before tax	28,558	22,966	23,950	27,634
Income tax expense related to:
Unrealized gains during the period	10,794	8,162	9,264	11,397
Realized gains in net income	386	123	468	312

Other comprehensive income, net of tax	18,150	14,927	15,154	16,549

Total comprehensive income	$26,401	$31,426	$31,750	$49,145

Reconciliation of net income to net income before impact of LPT Agreement
Net income	$8,251	$16,499	$16,596	$32,596
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,262	4,371	8,782	8,722

Net income before LPT Agreement	$3,989	$12,128	$7,814	$23,874

Employers Holdings, Inc

Consolidated Statements of Comprehensive Income

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Net income	$8,251	$16,499	$16,596	$32,596

Earnings per common share
Basic	$0.21	$0.39	$0.43	$0.76
Diluted	$0.21	$0.39	$0.43	$0.76

Weighted average shares outstanding
Basic	38,468,113	42,472,737	38,570,576	42,613,952
Diluted	38,596,313	42,605,679	38,722,279	42,710,395

Reconciliation of EPS to EPS before impact of the LPT Agreement

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Earnings per common share
Basic	$0.21	$0.39	$0.43	$0.76
Diluted	$0.21	$0.39	$0.43	$0.76

Earnings per common share attributable to the LPT Agreement
Basic	$0.11	$0.10	$0.23	$0.20
Diluted	$0.11	$0.10	$0.23	$0.20

Earnings per common share before the LPT Agreement
Basic	$0.10	$0.29	$0.20	$0.56
Diluted	$0.10	$0.29	$0.20	$0.56

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	As of June 30, 2011	As of December 31, 2010
	(unaudited)
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,813,074 at June 30, 2011 and $1,901,778 at December 31, 2010)	$1,931,118	$2,000,364
Equity securities at fair value (amortized cost $49,748 at June 30, 2011 and $49,281 at December 31, 2010)	85,089	80,130

Total investments	2,016,207	2,080,494

Cash and cash equivalents	201,882	119,825
Restricted cash and cash equivalents	5,132	16,949
Accrued investment income	21,956	23,022
Premiums receivable, less bad debt allowance of $6,733 at June 30, 2011 and $7,603 at December 31, 2010	149,799	109,987
Reinsurance recoverable for:
Paid losses	10,820	14,415
Unpaid losses	936,554	956,043
Funds held by or deposited with reinsureds	2,546	3,701
Deferred policy acquisition costs	37,025	32,239
Federal income taxes recoverable	6,392	4,048
Deferred income taxes, net	31,468	38,078
Property and equipment, net	11,656	11,712
Intangible assets, net	12,477	13,279
Goodwill	36,192	36,192
Other assets	17,936	20,136

Total assets	$3,498,042	$3,480,120

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,255,531	$2,279,729
Unearned premiums	185,046	149,485
Policyholders’ dividends accrued	4,394	5,218

Total claims and policy liabilities	2,444,971	2,434,432

Commissions and premium taxes payable	23,529	17,313
Accounts payable and accrued expenses	19,876	18,601
Deferred reinsurance gain—LPT Agreement	361,560	370,341
Notes payable	132,000	132,000
Other liabilities	17,393	17,317

Total liabilities	$2,999,329	$2,990,004

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(continued)

	As of June 30, 2011	As of December 31, 2010
	(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,930,227 and 53,779,118 shares issued and 37,855,399 and 38,965,126 shares outstanding at June 30, 2011, and December 31, 2010, respectively	$539	$538
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	316,739	314,212
Retained earnings	331,316	319,341
Accumulated other comprehensive income, net	99,287	84,133
Treasury stock, at cost (16,074,828 shares at June 30, 2011 and 14,813,992 shares at December 31, 2010) shares at December 31, 2010)	(249,168)	(228,108)

Total stockholders’ equity	498,713	490,116

Total liabilities and stockholders’ equity	$3,498,042	$3,480,120

Book value per share

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$498,713	$490,116
Deferred reinsurance gain – LPT Agreement	361,560	370,341

Total equity including deferred reinsurance gain–LPT Agreement (A)	$860,273	$860,457

Shares outstanding (B)	37,855,399	38,965,126

Book value per share (A * 1000) / B	$22.73	$22.08

Employers Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2011	2010
	(unaudited)
Operating activities
Net income	$16,596	$32,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,387	3,864
Stock-based compensation	1,756	1,950
Amortization of premium on investments, net	3,937	3,150
Allowance for doubtful accounts	(870)	(728)
Deferred income tax (benefit) expense	(2,186)	4,348
Realized gains on investments, net	(1,336)	(892)
Realized losses on retirement of assets	121	106
Change in operating assets and liabilities:
Accrued investment income	1,066	520
Premiums receivable	(38,942)	11,261
Reinsurance recoverable on paid and unpaid losses	23,084	20,062
Funds held by or deposited with reinsureds	1,155	2,245
Federal income taxes recoverable	(2,344)	(4,397)
Unpaid losses and loss adjustment expenses	(24,198)	(66,296)
Unearned premiums	35,561	(3,917)
Accounts payable, accrued expenses and other liabilities	2,377	(3,241)
Deferred reinsurance gain–LPT Agreement	(8,781)	(8,722)
Other	2,329	(1,670)

Net cash (used in) provided by operating activities	12,712	(9,761)

Investing activities
Purchase of fixed maturities	(61,495)	(63,285)
Purchase of equity securities	(2,096)	(455)
Proceeds from sale of fixed maturities	96,993	60,590
Proceeds from sale of equity securities	2,181	568
Proceeds from maturities and redemptions of investments	49,457	43,812
Capital expenditures and other	(2,603)	(1,661)

Restricted cash and cash equivalents provided by (used in) investing activities	11,817	(2,429)

Net cash provided by investing activities	94,254	37,140

Financing activities
Acquisition of treasury stock	(21,060)	(21,892)
Cash transactions related to stock-based compensation	764	(1,229)
Dividends paid to stockholders	(4,613)	(5,110)

Net cash used in financing activities	(24,909)	(28,231)

Net increase (decrease) in cash and cash equivalents	82,057	(852)
Cash and cash equivalents at the beginning of the period	119,825	188,833

Cash and cash equivalents at the end of the period	$201,882	$187,981

Employers Holdings, Inc.

Calculation of Combined Ratio before the Impact of the LPT Agreement

(in thousands, except for percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Net premiums earned	$88,128	$78,235	$170,555	$157,526

Losses and loss adjustment expenses	64,150	45,045	123,571	85,333

Loss & LAE ratio	72.8%	57.7%	72.5%	54.3%

Amortization of deferred reinsurance gain – LPT	$4,262	$4,371	$8,782	$8,722
Impact of LPT	4.8%	5.6%	5.1%	5.5%

Loss & LAE before impact of LPT	$68,412	$49,416	$132,353	$94,055

Loss & LAE ratio before impact of LPT	77.6%	63.2%	77.6%	59.7%

Commission expense	$11,119	$9,176	$21,400	$19,081

Commission expense ratio	12.6%	11.7%	12.5%	12.1%

Dividends to policyholders	$914	$323	$1,926	$1,802

Policyholder dividend ratio	1.0%	0.4%	1.1%	1.1%

Underwriting & other operating expenses	$26,200	$25,143	$51,878	$57,410

Underwriting & other operating expenses ratio	29.8%	32.1%	30.4%	36.4%

Total expenses	$102,383	$79,687	$198,775	$163,626

Combined ratio	116.2%	101.9%	116.5%	103.9%

Total expense before impact of the LPT	$106,645	$84,058	$207,557	$172,348

Combined ratio before the impact of the LPT	121.0%	107.4%	121.7%	109.4%

Reconciliations to Current Accident Period Combined Ratio

Losses & LAE before impact of LPT	$68,412	$49,416	$132,353	$94,055
Plus: Favorable prior period reserve development	363	5,521	(467)	16,642

Accident period losses & LAE before impact of LPT	$68,775	$54,937	$131,886	$110,697

Losses & LAE ratio before impact of LPT	77.6%	63.2%	77.6%	59.7%
Plus: Favorable prior period reserve development ratio	0.4	7.0	(0.3)	10.6

Accident period losses & LAE ratio before impact of LPT	78.0	70.2	77.3	70.3

Combined ratio before impact of the LPT	121.0	107.4	121.7	109.4
Plus: Favorable prior period reserve development ratio	0.4	7.0	(0.3)	10.6

Accident period combined ratio before impact of LPT	121.4%	114.4%	121.4%	120.0%